LETTER AGREEMENT

Managers AMG Funds

[           ], 2012

Managers Distributors, Inc.

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attn: Keitha L. Kinne, President

Re:	Amended and Restated Distribution Agreement between Managers Distributors, Inc. and Managers AMG Funds, dated as of December 4, 2009

Ladies and Gentlemen:

Managers AMG Funds (the “Trust”) hereby notifies you that it is creating two new series to be named the Yacktman Focused Fund and the Yacktman Fund (the “New Funds”), and that the Trust desires Managers Distributors, Inc. (“MDI”) to provide distribution services with respect to the New Funds pursuant to the terms and conditions of the Amended and Restated Distribution Agreement between the Trust and MDI dated December 4, 2009, as amended from time to time (the “Distribution Agreement”). Attached as Schedule A is an amended and restated Appendix A to the Distribution Agreement.

Please acknowledge your agreement to provide the services contemplated by the Distribution Agreement to the New Funds and your agreement to amend the Distribution Agreement by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

Managers AMG Funds

By:
Name: Donald S. Rumery
Title: Treasurer, Chief Financial Officer
and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

Managers Distributors, Inc.

By:
Name: Keitha L. Kinne
Title: President
Date: [ ], 2012

Schedule A

AMENDED AND RESTATED APPENDIX A

Essex Small/Micro Cap Growth Fund

Skyline Special Equities Portfolio

Managers AMG Systematic Value Fund

Managers AMG Systematic Mid Cap Value Fund

TimesSquare Small Cap Growth Fund

TimesSquare Mid Cap Growth Fund

GW&K Municipal Enhanced Yield Fund

GW&K Small Cap Equity Fund

GW&K Municipal Bond Fund

Renaissance Large Cap Growth Fund

Trilogy International Small Cap Fund

Trilogy Global Equity Fund

Trilogy Emerging Markets Equity Fund

Yacktman Focused Fund

Yacktman Fund